Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis
Three Months Ended March 2017 vs. March 2016

Cents	Description

(1)¢	Retail Sales

8¢	Retail Revenue Impacts

(9)¢	Weather

7¢	Non-Fuel O&M

(3)¢	Other Income and Deductions

(1)¢	Interest Expense

(2)¢	Income Taxes

(1)¢	Total Traditional Electric Operating Companies

2¢	Southern Power

19¢	Southern Company Gas[1]

(7)¢	Parent and Other

(5)¢	Increase in Shares

8¢	Total Change in EPS (Excluding Items)

(1)¢	Kemper IGCC Impacts[2]

(2)¢	Loss on Plant Scherer Unit 3[3]

1¢	Acquisition and Integration Costs[4]

7¢	Gas Wholesale Services[5]

13¢	Total Change in EPS (As Reported)

- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three Months Ended March 2017 vs. March 2016
Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $4.5 million for the three months ended March 31, 2016.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.

(2) Earnings for the three months ended March 31, 2017 and 2016 include the estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. Similar charges of uncertain amounts may occur with uncertain frequency in future periods.

Earnings for the three months ended March 31, 2017 also include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. Southern Company's 2017 earnings guidance, initially presented in October 2016, assumed construction would be complete and AFUDC equity would cease by November 30, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the 2017 guidance. Management also uses such measures to evaluate Southern Company's performance in 2017.

(3) Earnings for the three months ended March 31, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of the retail rate case settlement approved by the Florida Public Service Commission on April 4, 2017. Further charges are not expected to occur.

(4) Earnings for the three months ended March 31, 2017 and 2016 include costs related to the acquisition and integration of Southern Company Gas. Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the three months ended March 31, 2017 include the Wholesale Gas Services business of Southern Company Gas in future periods. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.